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                                                                     EXHIBIT 3.4
                                                                  CONFORMED COPY
                             CERTIFICATE OF MERGER
                                       of
                            DEL MONTE FOODS COMPANY,
                             a Maryland corporation

                                      into
                            DEL MONTE FOODS COMPANY,
                             a Delaware corporation

                     Pursuant to Section 252 of the General
                    Corporation Law of the State of Delaware

     Del Monte Foods Company (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

     FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:


                NAME                     STATE OF INCORPORATION
                -----------------------  ----------------------
                DEL MONTE FOODS COMPANY  Delaware
                DEL MONTE FOODS COMPANY  Maryland

     SECOND: An Agreement of Merger and Plan of Reorganization, dated as of April 24, 1998, by and between Del Monte Foods Company, a Maryland corporation ("DMFC"), and the Company (the "Merger Agreement"), was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the DGCL.

     THIRD: The Company shall be the surviving corporation of the merger and shall at the effective time of the merger be named Del Monte Foods Company (sometimes hereinafter referred to as the "Surviving Corporation").


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     FOURTH:  The certificate of incorporation of the Company (the
"Certificate") shall be the certificate of incorporation of the Surviving Corporation.

     FIFTH: The executed Merger Agreement is on file at the offices of the Surviving Corporation at One Market, San Francisco, California 94105.

     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of DMFC or the Company.

     SEVENTH: The authorized capital stock of DMFC, a Maryland corporation, is 2,000,000 shares, consisting of 1,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which 150,000 shares have been designated and classified as Series C Redeemable Preferred Stock


                                 *     *     *



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     IN WITNESS WHEREOF, Del Monte Foods Company, as the Surviving Corporation,
has caused this Certificate of Merger to be signed under penalties of perjury by William R. Sawyers, its Vice President and Secretary, on the 24th day of April, 1998.

                                    DEL MONTE FOODS COMPANY,
                                        a Delaware corporation


                                    By:  /s/  William R. Sawyers
                                         Name:  William R. Sawyers
                                         Title:    Vice President and Secretary





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